CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Ruroo Games, Inc.

We hereby consent to the incorporation by reference to the Registration Statement on Form S-1 of Ruroo Games, Inc of our report on the financial statements of Ruroo Games, Inc. for the period June 29th, 2015 (Inception) through December 31st, 2016. We also consent to the reference to our Firm under the caption “Experts” in such S-1.

/s/AJSH & Co LLP

AJSH & Co LLP

New Delhi, India

July 3, 2017